Investor Update
January 15, 2014

This investor update provides Spirit's investor guidance for the fourth quarter ended December 31, 2013, full year 2013, and full year 2014. All data is based on preliminary estimates.

Capacity - Available Seat Miles (ASMs)	1Q13A	2Q13A	3Q13A	4Q13A	FY2013A
ASMs Year-over-Year % Change	20.8%	21.0%	22.4%	24.3%	22.2%

4Q13E
Total revenue per ASM (RASM) year-over-year % change	Approx. 3%

Passenger segments year-over-Year % Change	19.4%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM(1)	9.87	-	9.92
Less: Fuel expense per ASM	3.89
Adjusted CASM ex-fuel(1)	5.98	-	6.03

On October 15, 2013, the Company had an aircraft experience an engine failure that resulted in damage to the engine and aircraft. The cost estimates above include $8 million of estimated expenses related to the damage and repair of the engine and aircraft.

Average Stage Length (miles)	998

Fuel Expense per Gallon ($)
Fuel cost	$3.10
Less: Unrealized mark-to-market (gains)(2)	(0.07)
Economic fuel cost(3)	$3.17

Fuel gallons (thousands)	45,100

Select Operating Expenses ($Millions)	4Q13E	FY2013E
Aircraft rent	$45	$170
Depreciation and amortization	$12	$34

Effective Tax Rate	36.5%	37.5%

Wtd. Average Share Count (thousands)
Basic	72,658	72,593
Diluted	73,195	72,999

Capital Expenditures & Other Working Capital Requirements	Full Year 2013E
(millions)
Capital expenditures (4)	$20
Capitalized heavy maintenance events(5)	$71
Pre-delivery deposits for flight equipment, net of refunds	$70
Pre-paid maintenance deposits, net of reimbursements	$24

Refining Margin Hedges	% of Est.		Average price
Period	Volume	Instrument	per barrel

4Q13	21%	Jet Fuel Swaps	$32.39

Select 2014 Guidance

Select Operating Expenses	1Q14E	Full Year 2014E
	(millions)	(millions)
Aircraft rent	$46	$196
Depreciation and amortization	$11	$50

Capacity - Available Seat Miles (ASMs)	1Q14E	Full Year 2014E
ASMs Year-over-Year % Change	21.5%	Approx. 17%

Average Stage Length (miles)	1,000	985

The Company now plans to take delivery of 11 aircraft in 2014. Previously, the Company had planned to take delivery of 7 aircraft in 2014. The four additional 2014 aircraft deliveries are scheduled to deliver in the fourth quarter 2014. Please see the Fleet Plan below for additional details.

Footnotes

(1)	Excludes special items and unrealized mark-to-market (gains) and losses.

(2)	Unrealized mark-to-market (gains) and losses are comprised of estimated non-cash adjustments to aircraft fuel expense.

(3)	Includes fuel taxes, into-plane fuel cost, and fuel hedge (gains) and losses estimated to be realized during the fourth quarter 2013.

(4)	Includes the purchase of a spare engine that was financed under a sale/leaseback transaction after it was delivered.

(5)	Capitalized heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the fourth quarter and full year 2013 and first quarter and full year 2014, including expectations regarding capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation to, publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q.

Spirit Airlines, Inc.

		Aircraft Delivery Schedule (net of Scheduled Retirements) as of December 31, 2013
		A319	A320 CEO	A320 NEO	A321 CEO	A321 NEO	Total
Total Year-end 2013		29	23	—	2	—	54

1Q14		—	2	—	—	—	2
2Q14		—	1	—	—	—	1
3Q14		—	1	—	—	—	1
4Q14		—	7	—	—	—	7
Total Year-end 2014		29	34	—	2	—	65

2015		—	11	1	2	—	14
2016		(3)	5	4	8	—	14
2017		(4)	8	—	8	—	12
2018		(5)	—	6	5	—	6
2019		(1)	—	8	—	5	12
2020		(7)	—	13	—	—	6
2021		(4)	—	18	—	—	14
Total Year-end 2021		5	58	50	25	5	143

Future deliveries includes aircraft on firm order as well as 5 leased A320neo aircraft. 2017 reflects scheduled deliveries of 10 A320ceo and 10 A321ceo aircraft, net of 2 A320 and 2 A321 lease expirations.

Seat Configurations
A319	145
A320	178
A321	218*

*A321s delivering in 2015 and beyond are expected to be configured with 219 seats.

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